State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

State Street Global Markets, LLC

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900.

February 10, 2015

Ladies and Gentlemen:

Reference is made to the Amended and Restated Distribution Agreement between the State Street Institutional Investment Trust (the “Trust”) and State Street Global Markets, LLC dated August 1, 2009 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of additional series of the Trust (the “New Funds”):

•	State Street Green Bond Fund

•	State Street ESG Emerging Markets Fund

•	State Street Income Allocation Fund

•	State Street Multi-Asset Real Return Fund

•	State Street Global Allocation Fund

•	State Street Macro Absolute Return Bond Fund

We request that you act as Distributor under the Agreement with respect to the New Funds.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ David James
David James, Secretary

Accepted:

State Street Global Markets, LLC

By:	/s/ Donald L. McArdle
Donald L. McArdle, Vice President